UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
             OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13
                AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number 1-10360
                                               ---------
                                 CRIIMI MAE INC.
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             (Exact name of registrant as specified in its charter)

                 11200 Rockville Pike, Rockville, Maryland 20852
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

 COMMON STOCK, PAR VALUE $0.01 PER SHARE, SERIES B PREFERRED STOCK, PAR VALUE
                                $0.01 PER SHARE
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            (Title of each class of securities covered by this Form)

                                      NONE
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g 4(a)(1)(i)  [ ]   Rule 12h-3(b)(1)(i)  [X]
              Rule 12g 4(a)(1)(ii) [ ]   Rule 12h-3(b)(1)(ii) [ ]
              Rule 12g 4(a)(2)(i)  [ ]   Rule 12h-3(b)(2)(i)  [ ]
              Rule 12g 4(a)(2)(ii) [ ]   Rule 12h-3(b)(2)(ii) [ ]
                                         Rule 15d 6           [ ]

     Approximate number of holders of record as of the certification or notice date: COMMON STOCK: 1; SERIES B PREFERRED STOCK: 50
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     Pursuant to the requirements of the Securities Exchange Act of 1934, CRIIMI
MAE Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  JANUARY 24, 2006               By: /S/ LINE LEFEBVRE
       ----------------                   --------------------------------
                                          Line Lefebvre, Vice President